Exhibit 4.1

GLOBAL NOTE

Unless and until this Security is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by The Depository Trust Company, a New York corporation (“DTC” or the “Depositary”), to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor Depositary or a nominee of any successor Depositary. Unless this certificate is presented by an authorized representative of DTC to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EMERSON ELECTRIC CO.

4.875% Note Due 2019

Principal Amount	No. A-1
$500,000,000.00	CUSIP 291011AY0

EMERSON ELECTRIC CO., a Missouri corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the agency of the Issuer in The City of New York, New York, the principal sum of FIVE HUNDRED MILLION DOLLARS on October 15, 2019, in immediately available funds in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing April 15, 2009, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from January 21, 2009, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day prior to such Interest Payment Date. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the April 1 or October 1, as the case may be, next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Emerson Electric Co. has caused this instrument to be signed by facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

Dated: January ___, 2009	EMERSON ELECTRIC CO.

By:
Title: Senior Executive Vice President and Chief Financial Officer

By:
Title: Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities described in the within-mentioned Indenture.

Dated: January ___, 2009	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (successor to The Bank of New York)

By:
Authorized Signatory

EMERSON ELECTRIC CO.

4.875% Note Due 2019

This Note is one of a duly authorized issue of unsecured debentures, notes or other evidence of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of December 10, 1998 (herein called the “Indenture”), duly executed and delivered by the Issuer to The Bank of New York Mellon Trust Company, N.A., as Trustee (successor to The Bank of New York) (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 4.875% Notes Due 2019 of the Issuer, limited in aggregate principal amount to $500,000,000 (herein called the “Notes”).

The Notes will be redeemable, in whole or from time to time in part, at the Issuer’s option on any date (a “Redemption Date”), at a redemption price equal to the greater of (1) 100 percent of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to that Redemption Date) discounted to that Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to that Redemption Date; provided that installments of interest on the Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of those Notes, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

“Treasury Rate” means, with respect to any Redemption Date of the Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (as defined below) (if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity for the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means Banc of America Securities LLC or J.P. Morgan Securities Inc., or, if those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Issuer.

“Comparable Treasury Price” means with respect to any Redemption Date for the Notes (1) the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations

“Reference Treasury Dealer” means (1) Banc of America Securities LLC or J.P. Morgan Securities Inc., and their respective successors, provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotation” means with respect to each Reference Treasury Dealer (as defined above) and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

Notice of any redemption by the Issuer will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of the Notes to be redeemed. If less than all the Notes are to be redeemed at the Issuer’s option the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its option to redeem the Notes as described above, the Issuer will be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth herein. In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control the

Issuer will be required to mail a notice to holders of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”) pursuant to the procedures described in such notice and in conformity with the Indenture.

The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Payment Date, the Issuer will be required, to the extent lawful: (a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The paying agent will promptly mail or electronically deliver to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of U.S. $1,000 or an integral multiple of U.S. $1,000 in excess thereof.

The Issuer will not be required to make the Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Issuer must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Indenture or the Change of Control Offer provisions of the Notes by virtue of any such conflicts.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange

Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Issuer’s assets and the assets of its subsidiaries, taken as a whole, to one or more “Persons” (as that term is defined in the Indenture) (other than the Issuer or one of its subsidiaries); or (3) the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1 (c)(2)(vi)(F) under the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such person.

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided, however, that no such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security (as defined in the Indenture) payable upon acceleration thereof or the amount thereof provable in bankruptcy, or impair or affect the rights of any Holder to institute suit for the payment thereof, or, if the Securities provide therefor, any right of repayment at the option of the Holder, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Security affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof, and in book-entry form. The Notes may be represented by one or more Global Securities (each, a “Global Note”) deposited with the Depositary and registered in the name of the nominee of the Depositary, with certain limited exceptions. So long as DTC or any successor Depositary or its nominee is the registered Holder of a Global Note, DTC, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Beneficial interest in the Notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, an owner of a beneficial interest in a Global Note will not be entitled to have Notes represented by such Global Note registered in such owner’s name, will not receive or be entitled to receive physical delivery of the Notes in certificated form and will not be considered the owner or Holder thereof under the Indenture.

No Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Notes are exchangeable for certificated Notes only if (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the Issuer fails within 90 days thereafter to appoint a successor, (y) the Issuer in its sole discretion determines that such Global Notes shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the Notes represented by such Global Notes. In such event, the Issuer will issue Notes in certificated form in exchange for such Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The acceptance of this Note shall be deemed to constitute the consent and agreement of the Holder hereof to all of the terms and provisions of the Indenture. Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.